Exhibit 99.1
January 2, 2007
Dear Shareholders (friends) of AssuranceAmerica,
Following you will find our November results.

	November 2006 (Unaudited)
	Current Month			Year-to-Date
	2006	2005	Change	2006	2005	Change
	(In $1,000)%			(In $1,000)%
• Gross Premiums Produced [1]†	$10,204	$9,787	4%	$136,803	$101,371	35%
• MGA/Carrier Gross Premiums Produced [1,2]	$5,427	$6,195	(12)%	$73,739	$52,409	41%
• MGA/Carrier Revenues [2]	3,340	3,231	3%	40,700	26,024	56%
• Retail Agencies Gross Premium Produced [1,2]†	5,589	4,388	27%	76,506	55,120	39%
• Retail Agencies Group Revenues [2]†	853	807	6%	11,420	8,662	32%
• Company Revenues †	4,051	3,724	9%	49,741	33,327	49%
• Company Pre-Tax Income [3] †	23	191	(88)%	2,661	2,229	19%

[1]	Gross Premiums Produced is a non-GAAP financial metric used as the primary measure of the underlying growth of the Company’s revenue stream.

[2]	Before inter-company eliminations

[3]	Current month and year financial data includes stock option expense charges of $48,000 and $307,000, respectively, as required under FAS123R effective 2006. There were no comparable charges recorded in the 2005 periods.

†	Current year financial data includes agency acquisitions that may not be included in prior year data.
During our Annual Meetings, we have communicated to our shareholders our commitment to build an infrastructure to handle a much larger enterprise, and we continue that process. We have also shared with you that we are focused on growth, which is reflected in our new state expansion.
Earlier this year we instituted several rate increases in the MGA/Carrier, which had the effect of slowing premium growth while improving our loss ratios. Our retail group has been restructured under its newly appointed President, Courtney Wright, including closing five offices in overlapping territories. Our Company’s Year-to-Date Revenues and Profits show continued growth, i.e. 49% and 19% respectively.
To follow your stock and read the full text of our most recent press releases, we invite you to go to http://finance.yahoo.com, symbol ASAM.OB.
We appreciate your continued interest and confidence in AssuranceAmerica Corporation, and wish for all of you and us a very successful 2007!

Sincerely,

Guy W. Millner	Lawrence (Bud) Stumbaugh
Chairman	President and Chief Executive Officer
This document is for informational purposes only and is not intended for general distribution.
It does not constitute an offer to sell, or a solicitation of an offer to buy securities in
AssuranceAmerica Corporation. This document includes statements that may constitute
“forward-looking” statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Historical results are not indicative of future performance.
5500 Interstate North Parkway — RiverEdge One — Suite 600 — Atlanta, Georgia 30328
770.933.8911 — fax 770.984.0173 — www.assuranceamerica.com